Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMBRX, INC.

AMBRX, INC., a corporation organized and existing under the laws of the State of Delaware, in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, hereby certifies as follows:

1. The name of the corporation is Ambrx, Inc.

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 31, 2003.

3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation to read in its entirety as follows:

ARTICLE I

The name of the corporation is Ambrx, Inc. (the “Corporation”).

ARTICLE II

The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, to be designated “Common Stock,” with a par value of $0.001 per share, and “Preferred Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is 85,000,000, and the total number of shares of Preferred Stock that the Corporation shall have authority to issue is 63,923,189.

Section 1. Designation and Amount. The first series of Preferred Stock shall be comprised of 23,970,265 shares and shall be designated “Series A Preferred,” the second series of Preferred Stock shall be comprised of 2,380,952 shares and shall be designated “Series B Preferred”, the third series of Preferred Stock shall be comprised of 31,428,571 shares and shall be designated “Series C Preferred”, the fourth series of Preferred Stock shall be comprised of 3,649,635 shares and shall be designated “Series D-1 Preferred” and the fifth series of Preferred

Stock shall be comprised of 2,493,766 shares and shall be designated “Series D-2 Preferred.” The Corporation’s Board of Directors (the “Board of Directors”) is authorized, subject to any limitations prescribed by law and in accordance with this Amended and Restated Certificate of Incorporation (including, without limitation, the protective provisions under Section 6 hereto), to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the state of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Subject to the terms and conditions of this Amended and Restated Certificate of Incorporation (including, without limitation, the protective provisions under Section 6 hereto), the Board of Directors is expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series prior to or subsequent to the issue of shares in that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as specifically set forth herein, references hereinafter to “Preferred Stock” shall mean the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D-1 Preferred and the Series D-2 Preferred, collectively. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock are as follows:

Section 2. Dividends. Holders of the Preferred Stock shall be entitled to the following dividend rights:

a. Rights to Receive Dividends. The holders of the then outstanding Preferred Stock shall be entitled to receive, pari passu, when and as declared by the Board of Directors, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the common stock of the Corporation (the “Common Stock”) (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the rate of eight percent (8%) per annum of the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price, Original Series D-1 Issue Price or Original Series D-2 Issue Price (each as defined below) per share of Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred or Series D-2 Preferred, respectively, as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”). The “Original Series A Issue Price” per share of the Series A Preferred shall be $1.50, the “Original Series B Issue Price” per share of the Series B Preferred shall be $2.10, the “Original Series C Issue Price” per share of the Series C Preferred shall be $1.75, the “Original Series D-1 Issue Price” per share of the Series D-1 Preferred shall be $2.74 and the “Original Series D-2 Issue Price” per share of the Series D-2 Preferred shall be $4.01. No dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section 2) is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. The right to dividends on shares of Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

b. Limitations on Dividends. So long as any shares of Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock unless and until all accrued or declared and unpaid dividends on the Preferred Stock shall have first been paid or declared and set apart; provided, however, that the foregoing shall not be deemed to prohibit the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost (or the lesser of cost or fair market value) upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

c. Common Stock Dividends. In the event dividends are paid on any share of Common Stock (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), the Corporation shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to or greater than the amount paid or set aside for each share of Common Stock.

d. Waiver. The holders of the Preferred Stock expressly waive their rights, if any, as described in California General Corporation Law Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

Section 3. Liquidation Rights.

a. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”) or any event deemed a Liquidation Event under Section 3.c. hereof, before any distribution or payment shall be made to the holders of Series A Preferred, Series B Preferred, Series D-1 Preferred, Series D-2 Preferred or Common Stock, each holder of Series C Preferred shall be paid out of the assets of the Corporation legally available for distribution to stockholders, or the consideration received in such transaction, an amount per share of Series C Preferred equal to the Original Series C Issue Price plus all accrued or declared and unpaid dividends, if any, as adjusted for any Recapitalization Event with respect to such shares after the date that such shares of Series C Preferred are first issued (the “Original Series C Issue Date”), for each share of Series C Preferred held by such holder (the “Initial Series C Preference”). If, upon any such Liquidation Event, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series C Preferred of the Initial Series C Preference, then such assets (or consideration) shall be paid to the holders of Series C Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

After the holders of Series C Preferred have received the Initial Series C Preference in full, as applicable, each holder of Series A Preferred, Series B Preferred, Series D-1 Preferred and Series D-2 Preferred shall be paid out of the remaining assets of the Corporation legally available for distribution to stockholders, or the consideration received in such transaction, an amount per share of (i) Series A Preferred equal to the Original Series A Issue Price plus all accrued or declared and unpaid dividends, if any, as adjusted for any Recapitalization Event with respect to such shares after the date that shares of Series A Preferred are first issued (the “Original Series A Issue Date”), for each share of Series A Preferred held by such holder (the “Initial Series A Preference”), (ii) Series B Preferred equal to the Original Series B Issue Price plus all accrued or declared and unpaid dividends, if any, as adjusted for any Recapitalization Event with respect to such shares after the date that shares of Series B Preferred are first issued, for each share of Series B Preferred held by such holder (the “Initial Series B Preference”), (iii) Series D-1 Preferred equal to the Original Series D-1 Issue Price plus all accrued or declared and unpaid dividends, if any, as adjusted for any Recapitalization Event with respect to such shares after the date that shares of Series D-1 Preferred are first issued, for each share of Series D-1 Preferred held by such holder (the “Initial Series D-1 Preference”) and (iv) Series D-2 Preferred equal to the Original Series D-2 Issue Price plus all accrued or declared and unpaid dividends, if any, as adjusted for any Recapitalization Event with respect to such shares after the date that shares of Series D-2 Preferred are first issued, for each share of Series D-2 Preferred held by such holder (the “Initial Series D-2 Preference”). If, upon any such Liquidation Event and after payment of the Initial Series C Preference as set forth above, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred, Series B Preferred, Series D-1 Preferred and Series D-2 Preferred of the Initial Series A Preference, the Initial Series B Preference, the Initial Series D-1 Preference and the Initial Series D-2 Preference, respectively, then such assets (or consideration) shall be paid to the holders of Series A Preferred, Series B Preferred, Series D-1 Preferred and Series D-2 Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

After the holders of Preferred Stock have received the Initial Series A Preference, the Initial Series B Preference, the Initial Series C Preference, the Initial Series D-1 Preference and the Initial Series D-2 Preference in full, the remaining assets of the Corporation legally available for distribution to its stockholders, if any, shall be paid to the holders of the Series A Preferred, Series C Preferred and Common Stock ratably and on a pari passu basis in proportion to the number of shares of Common Stock then held, or issuable upon conversion of the shares of Series A Preferred or Series C Preferred then held, respectively, by each such holder until:

(x) the holders of Series A Preferred have received, in addition to the Initial Series A Preference, such ratable distributions equal to the Original Series A Issue Price, as adjusted for any Recapitalization Event with respect to such shares after the date of the Original Series A Issue Date, for each share of Series A Preferred held by such holder, and

(y) the holders of Series C Preferred have received, in addition to the Initial Series C Preference, such ratable distributions equal to the Original Series C Issue Price, as adjusted for any Recapitalization Event with respect to such shares after the date of the Original Series C Issue Date, for each share of Series C Preferred held by such holder.

b. After the payment in full of the payments provided for in Section 3.a, the remaining assets of the Corporation legally available for distribution to its stockholders, if any, shall be distributed solely to the holders of Common Stock in accordance with this Section 3 hereof, ratably in accordance with the number of shares of Common Stock then held.

Notwithstanding the foregoing, if any holder of Preferred Stock would have, upon a Liquidation Event, received an amount greater than that provided in Section 3.a above by converting into Common Stock, such holder shall receive the amount to which it would have been entitled had such holder converted its Preferred Stock into Common Stock prior to such Liquidation Event.

c. Deemed Liquidation.

(i) For purposes of Section 3, unless the holders of at least seventy percent (70%) of the then outstanding shares of Preferred Stock voting together as a single class elect otherwise, the following shall additionally be deemed a Liquidation Event: (A) any merger, reverse merger, consolidation, reorganization or similar transaction or series of related transactions, pursuant to which the stockholders of the Corporation of record as constituted immediately prior to such transaction or series of related transactions do not hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving entity; (B) any transaction or series of related transactions pursuant to which 50% or more of the voting power of the Corporation is transferred (other than issuances of securities by the Corporation, the primary purposes of which are to raise capital for the Corporation as determined in good faith by a resolution duly adopted by the Board of Directors of the Corporation); or (C) a sale, conveyance, lease, transfer or other disposition of or grant of an exclusive license to all or substantially all of the assets of the Corporation (an “Asset Transfer”).

(ii) In the event of a deemed Liquidation Event pursuant to Section 3.c(i) (a “Deemed Liquidation”), the value of any non-cash consideration received by the Corporation or the stockholders of the Corporation will be deemed to be its fair market value (as determined in good faith by the Board of Directors, except as set forth below). Any securities to be delivered to the holders of Preferred Stock or Common Stock, as the case may be, shall be valued as follows:

(A) For securities not subject to investment letter or other similar restrictions on free marketability:

1) If traded on a securities exchange (including The Nasdaq Global Market), the fair market value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) trading days ending three (3) trading days prior to the closing;

2) If actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading days ending three (3) trading days prior to the closing; and

3) If there is no active public market, the fair market value shall be the fair market value thereof (as determined in good faith by the Board of Directors).

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in A(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board of Directors and the holders of at least two-thirds (2/3) of the Preferred Stock then outstanding voting together as a single class; provided that if the Board of Directors and the holders of at least two-thirds (2/3) of the Preferred Stock then outstanding are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(iii) In the event the requirements of this Section 3 are not complied with, the Corporation shall either:

(A) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B) cancel such transaction, in which event the respective rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 3.c(iv) hereof.

(iv) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction described in Section 3.c(i) not later than twenty (20) calendar days prior to the stockholders meeting called to approve such transaction, or twenty (20) calendar days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) calendar days after the Corporation has given the first notice provided for herein or sooner than ten (10) calendar days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the Corporation’s receipt of written consent of the holders of at least two-thirds (2/3) of the Preferred Stock then outstanding voting together as a single class.

Section 4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

a. Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock.

(i) The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be equal to the product obtained by multiplying the Series A Conversion Rate then in effect (calculated as provided in Section 4.b(i) below) by the number of shares of Series A Preferred being converted.

(ii) The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be equal to the product obtained by multiplying the Series B Conversion Rate then in effect (calculated as provided in Section 4.b(ii) below) by the number of shares of Series B Preferred being converted.

(iii) The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be equal to the product obtained by multiplying the Series C Conversion Rate then in effect (calculated as provided in Section 4.b(iii) below) by the number of shares of Series C Preferred being converted.

(iv) The number of shares of Common Stock to which a holder of Series D-1 Preferred shall be entitled upon conversion shall be equal to the product obtained by multiplying the Series D-1 Conversion Rate then in effect (calculated as provided in Section 4.b(iv) below) by the number of shares of Series D-1 Preferred being converted.

(v) The number of shares of Common Stock to which a holder of Series D-2 Preferred shall be entitled upon conversion shall be equal to the product obtained by multiplying the Series D-2 Conversion Rate then in effect (calculated as provided in Section 4.b(v) below) by the number of shares of Series D-2 Preferred being converted.

b. Conversion Rate.

(i) The Series A Conversion Rate for Series A Preferred in effect at any time for conversion of the Series A Preferred (the “Series A Conversion Rate”) shall be the quotient obtained by dividing the Original Series A Issue Price by the Series A Conversion Price in effect at the time of conversion, calculated as provided in Section 4.c(i) below.

(ii) The Series B Conversion Rate for Series B Preferred in effect at any time for conversion of the Series B Preferred (the “Series B Conversion Rate”) shall be the quotient obtained by dividing the Original Series B Issue Price by the Series B Conversion Price in effect at the time of conversion, calculated as provided in Section 4.c(ii) below.

(iii) The Series C Conversion Rate for Series C Preferred in effect at any time for conversion of the Series C Preferred (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Original Series C Issue Price by the Series C Conversion Price in effect at the time of conversion, calculated as provided in Section 4.c(iii) below.

(iv) The Series D-1 Conversion Rate for Series D-1 Preferred in effect at any time for conversion of the Series D-1 Preferred (the “Series D-1 Conversion Rate”) shall be the quotient obtained by dividing the Original Series D-1 Issue Price by the Series D-1 Conversion Price in effect at the time of conversion, calculated as provided in Section 4.c(iv) below.

(v) The Series D-2 Conversion Rate for Series D-2 Preferred in effect at any time for conversion of the Series D-2 Preferred (the “Series D-2 Conversion Rate”) shall be the quotient obtained by dividing the Original Series D-2 Issue Price by the Series D-2 Conversion Price in effect at the time of conversion, calculated as provided in Section 4.c(v) below.

All references hereinafter to “Conversion Rate” shall mean the Series A Conversion Rate, Series B Conversion Rate, Series C Conversion Rate, Series D-1 Conversion Rate or Series D-2 Conversion Rate, as applicable.

c. Conversion Price.

(i) The Conversion Price for the Series A Preferred shall initially be equal to the Original Series A Issue Price (the “Series A Conversion Price”). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

(ii) The Series B Conversion Price for the Series B Preferred shall initially be equal to the Original Series B Issue Price (the “Series B Conversion Price”). Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted.

(iii) The Series C Conversion Price for the Series C Preferred shall initially be equal to the Original Series C Issue Price (the “Series C Conversion Price”). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted.

(iv) The Series D-1 Conversion Price for the Series D-1 Preferred shall initially be equal to the Original Series D-1 Issue Price (the “Series D-1 Conversion Price”). Such initial Series D-1 Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Conversion Price herein shall mean the Series D-1 Conversion Price as so adjusted.

(v) The Series D-2 Conversion Price for the Series D-2 Preferred shall initially be equal to the Original Series D-2 Issue Price (the “Series D-2 Conversion Price”). Such initial Series D-2 Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D-2 Conversion Price herein shall mean the Series D-2 Conversion Price as so adjusted.

All references hereinafter to “Conversion Price” shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price or Series D-2 Conversion Price, as applicable.

d. Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender its certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that it elects to convert the same and, if applicable, any event on which such conversion is contingent. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Preferred Stock a certificate or certificates, registered in such names as are specified by the holder, for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined in good faith by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

e. Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date of this Amended and Restated Certificate of Incorporation the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred or Series D-2 Preferred, then the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D-1 Conversion Price and the Series D-2 Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the date of this Amended and Restated Certificate of Incorporation the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred or Series D-2 Preferred, then the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D-1 Conversion Price and the Series D-2 Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.e shall become effective at the close of business on the date the subdivision or combination becomes effective.

f. Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the date of this Amended and Restated Certificate of Incorporation the Corporation pays a dividend or other distribution in additional shares of Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock, then and in each such event the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D-1 Conversion Price and the Series D-2 Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4.f to reflect the actual payment of such dividend or distribution.

g. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the date of this Amended and Restated Certificate of Incorporation, the Common Stock issuable upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred or Series D-2 Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event, each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred or Series D-2 Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred or Series D-2 Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

h. Reorganizations, Mergers or Consolidations. If at any time or from time to time after the date of this Amended and Restated Certificate of Incorporation, there is a capital reorganization of the Corporation or the merger or consolidation of the Corporation with or into another corporation or another entity or person or an Asset Transfer (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4) (a “Capital Reorganization”), as a part of such Capital Reorganization, a provision shall be made so that each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred or Series D-2 Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred or Series D-2 Preferred, the kind and amount of stock and other securities and property receivable upon such Capital Reorganization by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred or Series D-2 Preferred could have been converted immediately prior to such Capital Reorganization, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made (as determined in good faith by the Board of Directors) in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred or Series D-2 Preferred after the Capital Reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

i. Sale of Shares Below Series A Preferred Conversion Price or Series C Conversion Price.

(i) If at any time after the date of this Amended and Restated Certificate of Incorporation, the Corporation issues or sells, or is deemed by the express provisions of this Section 4.i to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided for elsewhere in this Section 4, without consideration or for a consideration per share less than the then effective Series A Conversion Price or the effective Series C Conversion Price (each a “Qualified Dilutive Issuance”), then in the case of a Qualified Dilutive Issuance at less than the then effective Series A Conversion Price, the then existing Series A Conversion Price and Series B Conversion Price shall be reduced, and in the case of a Qualified Dilutive Issuance at less than the then effective Series C Conversion Price, the then existing Series C Conversion Price, Series D-1 Conversion Price and Series D-2 Conversion Price shall be reduced, in each case as of the opening of business on the date of such issue or sale, or deemed issue or sale, to a price (rounded to the nearest cent) equal to the product (the “Effective Price”) of the then effective Series A Conversion Price, the then effective Series B Conversion Price, the then effective Series C Conversion Price, the then effective Series D-1 Conversion Price or the then effective Series D-2 Conversion Price, as applicable, multiplied by the following fraction:

(A) the numerator of which is equal to the number of shares of Common Stock outstanding immediately prior to such issuance or sale (or deemed issuance or sale) (assuming the conversion to Common Stock of all outstanding Preferred Stock) plus the total number of shares of Common Stock which the Aggregate Consideration (as defined below) would purchase at the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D-1 Conversion Price or the Series D-2 Conversion Price, as applicable, in effect immediately prior to such issuance or sale (or deemed issuance or sale); and

(B) the denominator of which is equal to the number of shares of Common Stock outstanding immediately prior to such issuance or sale (or deemed issuance or sale) (assuming the conversion to Common Stock of all outstanding Preferred Stock plus the number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4.i.

(ii) No adjustment shall be made to the Conversion Price in an amount less than one cent per share.

(iii) For the purpose of making any adjustment required under this Section 4.i, the aggregate consideration received by the Corporation for any issue or sale (or deemed issue or sale) of securities (the “Aggregate Consideration”) shall: (A) to the extent it consists of cash, be the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities, or rights or options (other than the Convertible Securities).

(iv) For the purpose of the adjustment required under this Section 4.i, if the Corporation issues, sells or grants, in a Qualified Dilutive Issuance, (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options (other than the Convertible Securities) for the purchase of Additional Shares of Common Stock or Convertible Securities, whether or not such rights or options are immediately exercisable, then in each case the Corporation shall be deemed to have issued at the time of the grant, sale or issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities (as set forth in the documents and instruments relating thereto, without regard to any provision therein for subsequent adjustments to such consideration or any additional consideration) plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of such consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased over time or on the occurrence or non-occurrence of specified events, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Conversion Price, as adjusted upon the issuance, sale or grant of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price in effect upon the grant or issuance of such rights, options or Convertible Securities and any subsequent adjustments made thereon (whether on the original issuance or by amendment of their terms) shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made as if the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the additional consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, or the additional consideration, if any, actually received by the Corporation for issuing or selling the Convertible Securities, whether or not converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(v) For the purpose of making any adjustment to the Conversion Price of the Preferred Stock required under this Section 4.i, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4.i (including shares of Common Stock subsequently reacquired or retired by the Corporation and reissued), other than:

(A) shares of Common Stock issued upon conversion of the Preferred Stock;

(B) up to 11,910,714 shares (or such greater number as is unanimously approved by the Board of Directors) of Common Stock and/or options to purchase Common Stock, as adjusted for any Recapitalization Event, issued to employees, officers or directors of, or consultants or advisers to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors (excluding shares referred to in Section 4.i(v)(C) below); provided that such shares are issued after the date that shares of Series D-1 Preferred are first issued (the “Series D-1 Issue Date”);

(C) shares of Common Stock issued upon the exercise of options to purchase Common Stock outstanding as of the Series D-1 Issue Date, pursuant to stock purchase or stock option plans or other arrangements that were approved by the Board of Directors;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination unanimously approved by the Board of Directors;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution unanimously approved by the Board of Directors;

(F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Corporation; provided that the issuance of shares therein has been unanimously approved by the Board of Directors;

(G) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Corporation and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been unanimously approved by the Board of Directors; and

(H) shares of Common Stock issued in connection with any Recapitalization Event.

References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4.i.

j. Certificate of Adjustment. In each case of an adjustment or readjustment (or series of adjustments) of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment (or series of adjustments) in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment (or series of adjustments), and shall mail such certificate to each registered holder of Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment (or series of adjustments), showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price or Series D-2 Conversion Price, as applicable, at the time in effect before the adjustment or readjustment and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

k. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization or transfer of the capital stock of the Corporation in connection therewith, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer or Liquidation Event, the Corporation shall mail to each holder of Preferred Stock at least ten (10) business days prior to the record date specified therein (or such shorter period approved by the holders of at least two-thirds (2/3) of the outstanding Preferred Stock voting together as a single class) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, Asset Transfer or Liquidation Event is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common

Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, Asset Transfer or Liquidation Event. The Corporation shall also use its reasonable best efforts to furnish to the holders of Preferred Stock information that is reasonably sufficient to enable such holders to make a determination as to whether it would be to their advantage to convert their shares of Preferred Stock to shares of Common Stock pursuant to this Section 4 prior to any transaction listed above.

l. Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Rate: (i) upon the vote or written consent of at least seventy percent (70%) of the then outstanding shares of Preferred Stock voting together as a single class; or (ii) immediately prior to the closing of a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement on Form S-1 or Form SB-2 (or a successor form) filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock at an offering price per share of at least $2.96 per share, as adjusted for any Recapitalization Event (which represents a valuation of the Corporation’s fully diluted capital stock of at least $210,000,000 immediately prior to the offer and sale of such Common Stock, with aggregate gross proceeds to the Corporation (prior to underwriters’ commissions and expenses) of not less than $40,000,000 and with such shares of Common Stock listed on a nationally recognized exchange (including The Nasdaq Global Market). The Corporation shall give the holders of Preferred Stock notice of any automatic conversion which is to take place pursuant to this Section 4.1 at least five (5) business days prior to the occurrence of such event (or such shorter period approved by the holders of at least two-thirds (2/3) of the outstanding Preferred Stock voting together as a single class).

m. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fractional share multiplied by the Common Stock’s fair market value (as determined in good faith by the Board of Directors) on the date of conversion.

n. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

o. Notices. All notices and other communications required or permitted hereunder shall be in writing and may be given by any means (e.g., mail, telecopier, electronic mail, hand delivery, messenger, overnight courier service, etc.) addressed as set forth on the Corporation’s books, or at such other address as the holder of Preferred Stock or holder of Common Stock may designate in the future.

All such notices, requests and other communications will be deemed given upon delivery at such holder’s proper address. Any such holder from time to time may change its address, facsimile number or other information for the purpose of notices to that holder by giving prior written notice specifying such change to the Corporation.

p. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

Section 5. Voting Rights. Each holder of Preferred Stock shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could then be converted and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or those matters required by law to be submitted to a class vote.

Section 6. Protective Provisions.

a. In addition to any other vote or consent required herein or by law, the vote of the holders of at least seventy percent (70%) of the then outstanding shares of Preferred Stock, voting together as a class, shall be necessary for effecting or validating the following actions (whether directly or indirectly, by amendment, merger, consolidation or otherwise):

(i) Any amendment, alteration, or repeal of any provision of this Amended and Restated Certificate of Incorporation (including any filing of a Certificate of Designation) or the Bylaws, that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Preferred Stock;

(ii) Any increase of the total number of authorized shares of Preferred Stock or any series thereof;

(iii) Any reclassification of Common Stock or Preferred Stock;

(iv) Any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior to or on parity with any series of the Preferred Stock with respect to any rights or preferences, including, but not limited to rights or preferences with respect to voting, liquidation preference or dividends;

(v) Any action that redeems, purchases or otherwise acquires any shares of Common Stock other than in connection with the repurchase of Common Stock at the original purchase price (or the lesser of the original purchase price or fair market value) pursuant to stock restriction agreements, stock option agreements or other agreements or plans providing for employees or consultants ownership of Common Stock;

(vi) Any exclusive license or assignment of all or substantially all of the intellectual property assets of the Corporation in a single transaction or a series of related transactions or any action which results in a material change in the Corporation’s business plan;

(vii) Any Deemed Liquidation; or

(viii) Any Liquidation Event.

b. In addition to voting rights provided by law, so long as at least One Hundred Fifty Thousand (150,000) shares of Series A Preferred shall be outstanding (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), the Corporation shall not (by amendment, merger, consolidation or otherwise), without the consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series A Preferred voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Series A Preferred shall vote together as a single class:

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred so as to adversely affect the shares of such series in a manner differently than other series of Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series A Preferred.

c. In addition to voting rights provided by law, so long as at least One Hundred Fifty Thousand (150,000) shares of Series B Preferred shall be outstanding (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), the Corporation shall not (by amendment, merger, consolidation or otherwise), without the consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series B Preferred voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Series B Preferred shall vote together as a single class:

(i) alter or change the rights, preferences or privileges of the shares of Series B Preferred so as to adversely affect the shares of such series in a manner differently than other series of Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series B Preferred.

d. In addition to voting rights provided by law, so long as at least One Hundred Fifty Thousand (150,000) shares of Series C Preferred shall be outstanding (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), the Corporation shall not (by amendment, merger, consolidation or otherwise), without the consent of the holders of at least three-fourths (3/4) of the outstanding shares of Series C Preferred voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Series C Preferred shall vote together as a single class:

(i) alter or change the rights, preferences or privileges of the shares of Series C Preferred; or

(ii) increase or decrease the total number of authorized shares of Series C Preferred.

e. In addition to voting rights provided by law, so long as at least One Hundred Fifty Thousand (150,000) shares of Series D-1 Preferred shall be outstanding (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), the Corporation shall not (by amendment, merger, consolidation or otherwise), without the consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series D-1 Preferred voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Series D-1 Preferred shall vote together as a single class:

(i) alter or change the rights, preferences or privileges of the shares of Series D-1 Preferred so as to adversely affect the shares of such series in a manner differently than other series of Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series D-1 Preferred.

f. In addition to voting rights provided by law, so long as at least One Hundred Fifty Thousand (150,000) shares of Series D-2 Preferred shall be outstanding (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), the Corporation shall not (by amendment, merger, consolidation or otherwise), without the consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series D-2 Preferred voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Series D-2 Preferred shall vote together as a single class:

(i) alter or change the rights, preferences or privileges of the shares of Series D-2 Preferred so as to adversely affect the shares of such series in a manner differently than other series of Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series D-2 Preferred.

Section 7. No Reissuance of Preferred Stock. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

ARTICLE V

The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE VI

Subject to Article IV, Section 6, the Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

ARTICLE VII

EXCULPATION AND INDEMNIFICATION

Section 1. Exculpation. A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of this Corporation’s stockholders, further reductions in the liability of this Corporation’s directors for breach of fiduciary duty, then a director of this Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Section 2. Indemnification. To the extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other Persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other Persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders and others.

Section 3. Effect of Repeal or Modification. Any repeal or modification of any of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director, officer, agent or other Person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

Subject to Article IV, Section 6, the Corporation reserves the right to amend or repeal any of the provisions contained in this Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of the Corporation are granted subject to this reservation.

*    *    *

4. This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the undersigned duly authorized officer of the Corporation this day, March 17, 2009.

AMBRX, INC.

By	/s/ Stephen W. Kaldor
Stephen W. Kaldor, Ph.D.,
President and Chief Executive Officer